UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): May 27, 2008
CREDIT ACCEPTANCE CORPORATION
(Exact name of registrant as specified in its charter)

Michigan	000-20202	38-1999511

(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

25505 West Twelve Mile Road, Suite 3000,
Southfield, Michigan	48034-8339

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: 248-353-2700
Not Applicable
Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item 1.01 Entry Into a Material Definitive Agreement
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off- Balance Sheet Arrangement of a Registrant
Item 9.01 Financial Statements and Exhibits
SIGNATURES
Loan and Security Agreement dated May 23, 2008
Backup Servicing Agreement dated May 23, 2008
Contribution Agreement dated May 23, 2008
Intercreditor Agreement dated May 23, 2008
Press Release dated May 27, 2008

Item 1.01	Entry Into a Material Definitive Agreement.
The information set forth below under Item 2.03 is hereby incorporated by reference into this Item 1.01.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off- Balance Sheet Arrangement of a Registrant.
On May 27, 2008, Credit Acceptance Corporation, (the “Company”) entered into a $50.0 million asset-backed non-recourse secured financing. The parties to this transaction are the Company, as servicer, CAC Warehouse Funding III, LLC (“Funding III”), as borrower, Fifth Third Bank (the “Agent”), as investor and agent, Relationship Funding Company LLC, as lender, and Systems & Services Technologies, Inc., as backup servicer. During the first two years of this financing, the Company may contribute loans to Funding III in exchange for the sole membership interest in Funding III, and cash in an aggregate amount of up to the lesser of $50.0 million or 80% of the contributed loans.
The terms and conditions of this transaction are set forth in the agreements attached hereto as Exhibits 4(f)(109) through 4(f)(112), which agreements are incorporated herein by reference. This transaction is also summarized in a press release issued by the Company on May 27, 2008, which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.
On May 27, 2008, the Company conveyed loans having a net book value of approximately $62.5 million to Funding III, which, in turn, issued $50.0 million in notes to a qualified institutional investor in a private transaction exempt from the registration requirements of the Securities Act of 1933. Accordingly, such notes have not been and will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.
Such notes will bear interest at a floating rate equal to the commercial paper rate plus 77.5 basis points. The floating portion of the rate is hedged using an interest rate cap with a maximum rate of 6.75%. The proceeds of the initial conveyance to Funding III were used by the Company to repay outstanding indebtedness. Through May 23, 2010, the Company may be required, and is likely, to convey additional loans to Funding III. After May 23, 2010, the debt outstanding under this facility will begin to amortize.
The secured financing creates loans for which Funding III is liable and which are secured by all the assets of Funding III. Such loans are non-recourse to the Company even though Funding III and the Company are consolidated for financial reporting purposes. The Company will receive a servicing fee of 6.0% of the cash flows related to the underlying consumer loans. The remaining 94.0%, less amounts due to dealer-partners for payments of dealer holdback, will be used to pay principal and interest on the notes as well as the ongoing costs of the financing. Except for the Company’s servicing fee and payments due to dealer-partners, the Company does not receive, or have any rights in, any portion of such collections until Funding III’s underlying indebtedness is paid in full, either through collections or through a prepayment of the indebtedness. Thereafter, remaining collections would be paid over to Funding III where they would be available to be distributed to the Company as the sole member of Funding III, or the Company may choose to cause Funding III to repurchase the remaining loans and then dissolve, whereby the Company would become the owner of such remaining collections.

The financing may be accelerated upon the occurrence of a “Termination Event.” A Termination Event includes: a failure by Funding III in the payment of interest or principal when due; any breach of covenant or any material breach of representation or warranty that is not cured within the specified time following notice; the occurrence of certain insolvency events involving Funding III or the Company; the failure of collections on the transferred assets to be more than a threshold percentage of projected collections for three consecutive collection periods; the failure of the Agent, as agent for the secured parties, for any reason to have a first priority perfected security interest in the collateral free and clear of all liens.

Item 9.01	Financial Statements and Exhibits.
     (d) Exhibits.

4(f)(109)	Loan and Security Agreement dated May 23, 2008 among the Company, CAC Warehouse Funding III, LLC, Fifth Third Bank, Relationship Funding Company, LLC and Systems & Services Technologies, Inc.

4(f)(110)	Backup Servicing Agreement dated May 23, 2008 among the Company, CAC Warehouse Funding III, LLC, Fifth Third Bank and Systems & Services Technologies, Inc.

4(f)(111)	Contribution Agreement dated May 23, 2008 between the Company and CAC Warehouse Funding III, LLC .

4(f)(112)	Intercreditor Agreement dated May 23, 2008 among the Company, CAC Warehouse Funding Corporation II, Credit Acceptance Funding LLC 2006-2, Credit Acceptance Auto Dealer Loan Trust 2006-2, Credit Acceptance Funding LLC 2007-1, Credit Acceptance Auto Dealer Loan Trust 2007-1, Credit Acceptance Funding LLC 2007-2, Credit Acceptance Auto Dealer Loan Trust 2007-2, Credit Acceptance Funding LLC 2008-1, Credit Acceptance Auto Loan Trust 2008-1, CAC Warehouse Funding III, LLC, Wachovia Capital Markets, LLC, as agent, Deutsche Bank Trust Company Americas, as agent, Wells Fargo Bank, National Association, as agent, Comerica Bank, as agent, and Fifth Third Bank, as agent.

99.1	Press Release dated May 27, 2008.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CEDIT ACCEPTANCE CORPORATION
By:	/s/ Kenneth S. Booth
Kenneth S. Booth
Chief Financial Officer
June 2, 2008